Exhibit 10.9

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is entered into as of this 2nd day of December, 2015, by and between Walgreens Boots Alliance, Inc., a Delaware corporation, on behalf of itself and its subsidiaries and affiliates (the “Company”), and Timothy J. Theriault (“Consultant”).

WHEREAS, Consultant was previously employed by the Company as its Global Chief Information Officer through May 31, 2015 (the “Employment Termination Date”); and most recently served as a consultant to the Company for a five-month term ending October 31, 2015, pursuant to a prior Consulting Services Agreement (the “Prior Agreement”);

WHEREAS, the parties desire that Consultant shall continue to perform consulting services; and

WHEREAS, both parties wish to enter into this Agreement to govern the terms and conditions of this arrangement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                  Consulting Services Effective Date. The “Consulting Services Effective Date” of this Agreement shall be November 1, 2015.

2.                  Services. During the Term (as defined in Section 4 below), Consultant agrees to make Consultant’s personal services (the “Services”) available to the Company to provide advice and counsel to the Chief Executive Officer of the Company, the highest ranking IT officer of the Company, and/or one designee of each of them on such matters as they deem appropriate, including providing input for global involvement of architectural/technology choices, including software approach and advising on transformational programs; advising and supporting the cyber-security program; advising on merger and acquisition integration and Global Platform Strategy matters. Consultant agrees to devote sufficient time and attention to the performance of the Services; it being understood that Consultant shall not devote more than an average of two days per week towards the Services, which in any case is expected to be 20% or less of the average level of services performed by Consultant for the Company over the 36-month period ending on the Employment Termination Date. The Company agrees to provide Consultant with access to all information necessary for him to render such Services.

3.                  Consideration.

(a)                Fees. As consideration for the Services, the Company shall pay Consultant at the rate of $40,000 per month, with a pro-rated amount to be paid for any partial month during the Term. The monthly fee for each month of the Term shall be processed during the last week of the month and paid on or before the fifth business day of the following month.

(b)               Expenses. Consultant shall be reimbursed all pre-approved, reasonable expenses incurred by Consultant in the performance of the Services, in accordance with the Company’s business expense policies and guidelines.

(c)                Taxes. Consultant shall be responsible for all income and other taxes due to any taxing authority with respect to the fees provided hereunder. The Company is not required to pay nor will Consultant invoice the Company for sales tax on Services. Each party shall be responsible for the payment of other taxes, if any, imposed upon it in connection with, or as a result of, this Agreement, except as provided in Section 5 of Consultant’s May 26, 2015 Separation Agreement.

4.                  Term Of Agreement. This Agreement will commence on the Consulting Services Effective Date and shall continue through October 31, 2016 (the “Term”); provided that either party may terminate the Term prior to October 31, 2016 upon written notice delivered to the other party at least two months prior to the date of such termination. Following the completion of the Term, this Agreement shall automatically continue in two-month increments (such additional period of time, the “Extended Term”), subject to either party’s continuing right to terminate this Agreement at any time during the Extended Term upon two months’ written notice delivered to the other party. All references in the remainder of this paragraph and the remainder of this Agreement to the Term shall include any Extended Term. The Term shall expire immediately upon Consultant’s death. Fees shall be paid until the Term ends or expires for any reason.

5.                  Termination. Upon termination of this Agreement, the Company shall pay Consultant for fees and expenses incurred up to and including the end or expiration of the Term. Pursuant to its terms, Section 6 below will survive any expiration or termination of this Agreement.

6.                  Restrictive Covenants; Confidential Information. During the Term, Consultant shall remain subject to all continuing restrictive covenants and other continuing obligations as a former employee of the Company, including but not limited to all obligations included or referenced in the Non-Competition, Non-Solicitation and Confidentiality Agreements that Consultant agreed to in connection with restricted stock unit awards granted to him (the “Non-Compete Agreements”). It is understood and agreed that the duration of each of Consultant’s post-employment obligations under the Non-Compete Agreements shall continue until the later of (i) the end of the restricted period(s) under the Non-Compete Agreements as measured from Consultant’s May 31, 2015 Employment Termination Date or (ii) the end or expiration of the Term of this Agreement. Consultant shall also be independently subject under this Agreement to the obligation to maintain the confidentiality of all Confidential Information (as defined in Section 7 below) during the Term and at all times thereafter.

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7.                  Company Property. On or before the last day of the Term, Consultant shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, documents, data, programs or other materials and property in Consultant’s possession, custody or control which relates or belongs to the Company or any one or more of its affiliates, including, without limitation, all, Confidential Information (defined below), computer equipment, access codes, messaging devices, credit cards, cell phones, keys and access cards; and (b) deliver all original and copies of confidential information, electronic data, notes, materials, records, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise, on Company equipment or Consultant’s personal equipment) that relate or refer in any to (1) the Company or any one or more of its affiliates, its business or its employees, or (2) the Company’s Confidential Information or similar information. By signing this Agreement, Consultant represents and warrants that Consultant has not retained and has or shall timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Consultant later discover additional items described or referenced in subsections (a) or (b) above, Consultant shall promptly notify the Company and return/deliver such items to the Company. “Confidential Information” means information (1) disclosed to or known by Consultant as a consequence of or through his employment with the Company or one of its affiliates; and (2) which relates to any aspect of the Company’s or an affiliate’s business, research, or development, and shall include, but is not limited to, the Company’s or an affiliate’s trade secrets, proprietary information, business plans, marketing plans, financial information, employee performance, compensation and benefit information, cost and pricing information, identity and information pertaining to customers, suppliers and vendors, and their purchasing history with the Company, any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of termination, been used by the Company, any information related to the development of products and production processes, any information concerning proposed new products and production processes, any information concerning marketing processes, market feasibility studies, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans, financial information, including, without limitation, information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, business plans or other financial or business reports, and information provided to the Company or an affiliate by a third party under restrictions against disclosure or use by the Company or others. Nothing in this Section shall be construed, however, to require Consultant to return to the Company any publicly available information or other information Consultant obtained by reason of his ownership of Company stock or debt.

8.                  Warranties. Consultant warrants that the Services (a) will be performed in a diligent and professional manner; (b) will conform to the provisions of this Agreement; and (c) will be performed in accordance with applicable laws.

9.                  General Provisions.

(a)                Independent Contractor. Consultant understands and agrees that Consultant is serving as an independent contractor of the Company during the Term, and that Consultant is not an employee of the Company. Consultant further understands and agrees that the Company will not withhold any income or other taxes from the fees paid hereunder and that Consultant is responsible for paying Consultant’s own income, social security, Medicare and other applicable taxes. Consultant further understands and agrees that Consultant will not have any right to the benefits under, or rights and privileges to participate in, the Company’s employee benefit plans (all of which are made available only to the Company’s employees), except as provided to him (i) as a former employee of the Company pursuant to the applicable plans or (ii) pursuant to the accompanying Separation Agreement. Consultant further agrees that any future reclassification of Consultant from independent contractor to employee status by a taxing authority will not confer upon Consultant eligibility for any retroactive or prospective Company benefits.

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(b)               Intellectual Property. Consultant agrees that all patentable or copyrightable ideas, writings, drawings, inventions, designs, parts, machines or processes developed solely as a result of, or in the course of, the Services shall be the property of the Company. Consultant herewith assigns all rights in such intellectual property to the Company, and shall supply all assistance reasonably requested in securing for the Company’s benefit any patent, copyright, trademark, service mark, license, right or other evidence of ownership of any such intellectual property, and will provide full information regarding any such item and execute all appropriate documentation prepared by the Company in applying or otherwise registering, in the Company’s name, all rights to any such item. The Company has the right to grant licenses to make, use, buy or sell any product or service derived from the Services performed under this Agreement to its affiliates and subsidiaries.

(c)                Conduct. Consultant will comply with all applicable Company policies during the Term, including, but limited to: (i) no smoking; (ii) drug-free environment; (iii) dress code; (iv) non-harassment; (v) travel/expense guidelines; (vi) all safety and security policies (including a prohibition against weapons), and (vii) computer security and use policies.

(d)               Non-Assignment. Consultant may not assign or delegate this Agreement or any of Consultant’s rights or obligations under this Agreement without the prior written consent of the Company. Any attempted assignment or delegation without the necessary consent shall be void. Subject to the provisions of this Section, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(e)                Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement. The parties shall execute two (2) originals of this Agreement (one for each party), whether or not executed in counterparts.

(f)                Entire Agreement. Except as otherwise specified herein, this Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter hereof and may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(g)               Governing Law. This Agreement shall be interpreted according to the laws of the State of Illinois.

[Signature Page to Follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto.

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Kathleen Wilson-Thompson
Name:	Kathleen Wilson-Thompson
Title:	EVP and Global Chief Human Resources Officer
Dated:	12-2-2015

CONSULTANT

/s/ Timothy J. Theriault
Timothy J. Theriault
Dated: 12-2-2015

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